Exhibit 4.rrr

CONTRATO DE PRESTACION DE SERVICIOS MINEROS Y PERSONAL

EL PRESENTE CONTRATO es celebrado con fecha del Enero 01, 2009:

ENTRE:

MINERA PERICONES, S.A. DE C.V. con domicilio en Calle La Salle 3230, Fracc. Lomas La Salle, Chihuahua, Chih, Mexico 31214, representada en el presente acto por el Sr. GORDON CUMMINGS, compareciendo en su carácter de Presidente del Consejo de Administración, con Poderes Generales para Pleitos y Cobranzas y Actos de Administración y Dominio (a quien se le denominará en lo sucesivo, la “Compañía”),

POR LA PRIMERA PARTE;

Y

KIMBER RESOURCES DE MEXICO, S.A. DE C.V. con domicilio en Calle La Salle 3230, Fracc. Lomas La Salle, Chihuahua, Chih, Mexico 31214 representada en el presente acto por el Sr. PETRUS HERMANUS MARE, compareciendo en su carácter de Gerente de Operaciones con Poderes Generales para Pleitos y Cobranzas y Actos de Administración (a quien se le denominará en lo sucesivo como el “Contratista”),

POR LA SEGUNDA PARTE.

CONSIDERANDO QUE:

A)
La Compañía es una sociedad mercantil de responsabilidad limitada de capital variable debidamente constituida conforme a las leyes de los Estados Unidos Mexicanos, teniendo como su objeto social la exploración y la explotación de minerales dentro del territorio de México.

B)	La Compañía es 100% titular de todas y cada una de las concesiones mineras que conforman el Proyecto Pericones ubicado en el Municipio de Tejupilco, Estado de Mexico (el “Proyecto Pericones”).

C)
El Contratista es una sociedad anónima de capital variable en existencia y debidamente constituida conforme a las leyes de los Estados Unidos Mexicanos, teniendo como su objeto social la prestación de servicios mineros y de personal a cualquier persona dentro del territorio de México, y cuenta con personal calificado, competente y acreditado para proporcionar a la Compañía los Servicios Mineros y de Prestación de Personal (definidos en adelante).

D)
La Compañía desea contratar al Contratista para desempeñar los Servicios Mineros y de Prestación de Personal en el Proyecto Pericones, y es deseo del Contratista el proporcionar a la Compañía dichos Servicios mediante el pago de la Compensación (definida en adelante).

POR LO TANTO, EL PRESENTE INSTRUMENTO ES CONSTANCIA de que en atención a las manifestaciones expresadas por las partes, dichas partes acuerdan lo siguiente:

1.	CONTRATACIÓN

1.1.      La Compañía en el presente acto contrata al Contratista para desempeñar los Servicios Mineros y de Prestación de Personal descritos en el Anexo A (los “Servicios Mineros y de Prestación de Personal” o, indistintamente, los “Servicios”) con el objeto de realizar la exploración, desarrollo y, cuando sea económicamente viable, extracción de mineral del Proyecto Pericones. El Contratista en el presente acto acuerda en prestar los Servicios a la Compañía, de manera competente y eficiente y de acuerdo con los términos y las condiciones pactados en el presente Contrato, el Anexo A y las que de tiempo en tiempo le indique la Compañía.

1.2.      El presente Contrato será vigente por un término de Cinco (5) años que comenzará en la fecha de su firma (el “Término del Contrato”), en el entendido de que el presente Contrato puede ser terminado anticipadamente por cada una 1de las partes mediante aviso escrito con 30 días de anticipación. El Término del Contrato podrá ser extendido a opción exclusiva de la Compañía mediante aviso escrito al Contratista.

2.	SERVICIOS MINEROS

2.1.    El Contratista proporcionará los Servicios Mineros descritos en el Anexo A del presente Contrato, incluyendo, sin limitar, la supervisión de personal de trabajo, equipo, materiales, suministros y materiales incidentales a los mismos (con excepción de los que específicamente serán proporcionados por la Compañía) que sean necesarios para prestar los Servicios.

2.2.     Las obligaciones del Contratista incluirán, pero no se limitarán a:

(a)	el transporte de personal, material y equipo de trabajo, fuera y dentro del Proyecto Pericones y a toda otra área designada por la Compañía de tiempo en tiempo (el "Sitio"),

(b)	pronta descarga, manejo y almacenamiento de todo material y equipo que sea proporcionado o usado por el Contratista,

(c)	realizar las operaciones de exploración, desarrollo o extracción de mineral en los términos y condiciones indicados de tiempo en tiempo por la Compañía,

(d)	limpieza y reducción de sus desechos y material sobrante,

(e)	la provisión de personal de trabajo experimentado y eficiente para la prestación y la supervisión de los Servicios,

(f)
cumplimiento en todo momento a las disposiciones en materia de protección al medio ambiente; al respecto, el Contratista será responsable único frente a las autoridades ambientales por cualquier contravención o incumplimiento a las disposiciones de la legislación ambiental.

2.3.   Todo personal contratado por el Contratista tendrá la habilidad y la experiencia suficientes para realizar apropiadamente las tareas asignadas a dicho personal. El personal asignado a tareas especiales o complejas tendrá los requisitos, permisos, licencias y experiencia requeridos para desempeñar tales tareas y para operar el equipo de trabajo requerido para realizar todo tales tareas apropiada y satisfactoriamente hasta su terminación. El Contratista terminará inmediatamente o causará la terminación de toda persona empleada por el Contratista o por algún subcontratista que no realice sus tareas de una manera apropiada y diestra, o que sea intemperante o desordenado. Adicionalmente, cualquiera de dichas personas deberá, mediante requerimiento por escrito de la Compañía, ser removido en el acto por el Contratista o el subcontratista que emplea tal a persona y no será empleado otra vez en ninguna porción de los Servicios, al menos que exista aprobación escrita previa de la Compañía. En caso de que el Contratista omita la remoción de alguna persona conforme al presente párrafo o deje de proporcionar el personal de trabajo competente y suficiente para la ejecución apropiada de los Servicios, la Compañía podrá suspender la ejecución de los Servicios hasta que tales órdenes sean cumplidas.

2.4.     La Compañía, sin invalidar este Contrato, podrá hacer cambios modificando, incrementando o disminuyendo las responsabilidades incluidas en los Servicios, ajustándose proporcionalmente las cantidades a pagarse al Contratista. Todas las responsabilidades que hayan sido modificadas, incrementadas o reducidas deberán desempeñarse conforme a las estipulaciones del presente Contrato, en el entendido de que cualquier reclamación por extensión o reducción de tiempo causado será ajustada al tiempo de ordenar tal cambio. Ningún cambio se hará a menos que esté autorizado por escrito por la Compañía. El Contratista no reclamará pérdida de ganancias o anticipación de ganancias o daños o perjuicios, en ningún momento, con motivo de cualquier decisión de reducir o eliminar cualquier parte de los Servicios, con el entendido de que el Contratista será compensado por cualquier material traído al Sitio por toda ejecución parcial de los Servicios realizada antes de la orden de supresión o reducción.

El valor de cualquier cambio será determinado por las partes de común acuerdo negociado por las partes de buena fe.

2.5.    El Contratista deberá limpiar el trabajo realizado con motivo de los Servicios durante su ejecución y deberá asegurar que los lugares de trabajo se mantengan en todo tiempo alejados y libres de toda acumulación de desperdicios y basura resultante de las actividades del Contratista, y a la conclusión de los Servicios deberá asimismo remover toda herramienta, equipo, maquinaria, botes de combustible y substancias peligrosas, y maquinaria de su propiedad o propiedad de cualquiera de los subcontratista y deberá dejar el Sitio donde se proveyeron los Servicios en una condición limpia y segura, libres de toda obstrucción y estorbos. En caso de que el Contratista rehusara o por negligencia dejara de cumplir con las disposiciones del presente párrafo, la Compañía tendrá el derecho de realizar la limpieza y cobrar al Contratista por dicho gasto.

2.6.    El Contratista por la presente asume exclusivamente (al menos que expresamente se estipule en contrario en el presente Contrato) toda responsabilidad y obligación en relación con cualquier daño, pérdida de cualquier tipo o naturaleza causada a alguna persona o sobre propiedad relacionada de cualquier manera con la ejecución o planeación de los Servicios. Sin limitación, el Contratista acuerda en liberar y mantener a salvo a la Compañía, sus directores, funcionarios, empleados, gestores, representantes y entes relacionados (colectivamente las “Partes Indemnizadas”) de toda demanda, juicio, responsabilidad legal, gasto, daño, multa, carga, erogación (inclusive costas legales) y pérdida (colectivamente las “Pérdidas”) de cualquier naturaleza, ya causada directa o indirectamente a alguna persona o a propiedad (incluyendo los Servicios) que en cualquier momento o a través del tiempo sea directa o indirectamente incurridos o sufridos por cualquiera de los Partes Indemnizadas con respecto, como resultado o a raíz de:

(a)
cualquier acto u omisión por parte del Contratista o Subcontratista (como se define más adelante) o cualquier director, oficial, agente o empleado de dicho Contratista o Subcontratista (colectivamente las “Actividades del Contratista”),

(b)	cualquier declaración o garantía falsa del Contratista,

(c)	cualquier contravención o incumplimiento por parte del Contratista o Subcontratista a cualquier convenio celebrado con motivo del presente Contrato, o

(d)
sin limitar el alcance de la Subsección (a) y con excepción de cualquier asunto que expresamente se indique es responsabilidad de la Compañía, el cumplimiento por la Compañía o en su representación de cualquier obligación impuesta por las leyes mexicanas aplicables (las “Leyes”) relacionado con el medio ambiente (incluyendo reclamación de suelo o clausura) o el tomar cualquiera medida por la Compañía o en su representación para protegerse o remediar (incluyendo recuperación) cualquier daño, degradación o efecto adverso en el medio ambiente que directa o indirectamente resulte de la ejecución de los Servicios por el Contratista.

2.7.         Asuntos Ambientales.- El Contratista acuerda y manifiesta a la Compañía que:

(a)	revisará, conocerá y verificará la existencia de todo Permiso que sea expedido o que sea necesario para que el Contratista realice sus obligaciones estipuladas en el presente Contrato,

(b)	identificará, obtendrá y mantendrá todo Permiso requerido por las Leyes en materia ambiental con respecto a los Servicios a ser desarrollados con motivo del presente Contrato,

(c)
conoce todas las Leyes aplicables a la protección del medio ambiente y que las actividades se realizaran en conformidad con todas las Leyes y Permisos ambientales y no se ocasionará ninguna infracción o incumplimiento a dichas Leyes por parte de la Compañía o sus directores, funcionarios, empleados, gestores, representantes o las entidades relacionadas,

(d)
todos los trabajadores del Contratista han sido entrenados debidamente con respecto a las disposiciones ambientales concernientes directa o indirectamente al personal asociado con el Contratista, y a las actividades, métodos y sistemas para prevenir cualquier daño, degradación o efecto adverso en el medio ambiente,

(e)
trabajará cuidadosamente para prevenir toda contingencia ambiental y, sin limitación, el Contratista aplicará sistemas, procedimientos y proporcionará todo el equipo y facilidades necesarios para prevenir accidentes que puedan tener como resultado una contingencia ambiental; y

(f)
será completamente responsable de todo acto u omisión de cualquier subcontratista y sus empleados, gestores y representantes, y asegurará que cualquier subcontratista se conformará con las provisiones de esta cláusula 2.7. y cualquier otra provisión de este Contrato que relaciona indirectamente o directamente a asuntos ambientales como si tal subcontratista fuera el Contratista en el presente Contrato.

Ninguna disposición contenida en esta cláusula limitará la generalidad de cualquier otra disposición puesta por mandato de Ley ni cualquier otra disposición de este Contrato.

2.8.        Todos los Servicios se ejecutarán de una manera competente y profesional. La inspección de los Servicios será llevada a cabo por la Compañía durante el progreso en la prestación de dichos Servicios. No obstante la tal inspección, el Contratista se mantendrá responsable de la ejecución de los Servicios de acuerdo con los términos y condiciones del presente Contrato. La Compañía y sus representantes tendrán, en todo momento, acceso a los Servicios ya sea en su preparación o progreso. La Compañía realizará dicha inspección de tal manera que no entorpezca la ejecución de los Servicios innecesariamente.

2.9.         La Compañía podrá retener el pago final hasta por la cantidad total, o una cantidad parcial, cuando la Compañía a su sola discreción determine que se requiere razonablemente asegurar la satisfacción plena por parte el Contratista a sus obligaciones en el presente Contrato.

2.10.      La Compañía podrá realizar la inspección de los Servicios en forma mensual, periódica o en cualquier tiempo. Los Servicios podrán aceptarse en su totalidad o en partes debidamente separadas. Si todos los Servicios se han completado a satisfacción de la Compañía, la Compañía entregará un aviso por escrito al Contratista que declara "se aceptan todos los Servicios Mineros y de Prestación de Personal bajo el Contrato," y el aviso se marcará "ACEPTACION FINAL." A la entrega del “Aviso de Aceptación Final” la Compañía hará el pago final.

2.11.    En caso de que el aviso incluya sólo una parte de los Servicios, el aviso contendrá una lista de artículos que deben completarse para obtener la Aceptación Final. En caso de que el Contratista difiera con los artículos enlistados, el Contratista podrá reservarse sus derechos conforme al presente Contrato. La obligación del Contratista después de la Aceptación Final se limitará a las manifestaciones y garantías expresadas en el presente Contrato.

3.	SERVICIOS DE PERSONAL

3.1.     El Contratista se obliga a proporcionar a la Compañía servicios de prestación y administración de personal. El Contratista podrá prestar el servicio de personal contratando al personal que se asigne a la prestación del servicio de manera directa o por medio de cualquiera de sus filiales y/o subsidiarias, según lo considera conveniente, siendo el contratista el único responsable ante la Compañía de que dichas filiales o subsidiarias cumplan con las obligaciones laborales pactadas en el presente contrato.

3.2.     El servicio de personal que el Contratista proporcionara a la Compañía derivado del presente contrato, es el consistente en la administración de nómina de personal y contendrá las siguientes características:

(a)	el Contratista se compromete y obliga a llevar a cabo la administración del personal que la Compañía solicite con reclutamiento y selección del mismo, conforme al perfil propuesto por la Compañía

(b)	el Contratista se obliga a que su personal contará con las prestaciones mínimas de ley, así como las debidas inscripciones que se requieren respecto de seguridad social (IMSS / INFONAVIT).

3.3.     Las características del personal a suministrar serán definidas por la Compañía en cada solicitud que haga al Contratista; en cado de que a juicio de la Compañía el personal no reúna dichas características, el Contratista se obliga a sustituirlos por otros, sin costo adicional para la Compañía.

3.4.      Cuando la Compañía requiera que el Contratista le suministre personal con características especiales, y éste no pueda proporcionarlo, el Contratista se obliga a contratar por fuentes externas al personal que éste le requiera, considerándose dicho personal por parte de la Compañía, como personal de el Contratista conforme a todo lo estipulado en este contrato.

3.5.       Las partes convienen en que cualquier impuesto que se derive de los salarios o prestaciones del personal asignado a la prestación de los Servicios y que sean requeridos por autoridad competente deberán ser cubiertos por el Contratista.

4.	COMPENSACION

4.1.

Por la prestación de los Servicios Mineros y los Servicios de Personal pactados en el presente contrato, la Compañía pagará al Contratista un 6% del valor groso de facturación al Contratista por los gastos operativos y administrativos inherentes a los Servicios Mineros y de Personal prestados a la Compañía (la “Compensación”).

4.2.

Dichas contraprestaciones deberán ser pagadas en el domicilio de la Compañía con un máximo de 8 días posteriores a la fecha en que el Contratista entrega la factura correspondiente a revisión a la Compañía debiendo ésta cumplir con todos los requisitos fiscales.

4.3.	En caso de que se ingrese la factura por parte del Contratista, previo al pago de la nómina del personal asignado, cualquier ajuste se realizará en la facturación inmediata posterior.

4.4.	Cualquier variación a la forma de facturación, solicitada por la Compañía, deberá requerirse al Contratista con una anticipación mínima de 30 días.

5.	ACTIVOS MINEROS

5.1.     Solamente para la estricta prestación de los Servicios por parte del Contratista y/o por sus Subcontratistas, trabajadores o contratistas independientes (las “Personas Relacionadas”) conforme a los términos del presente Contrato, la Compañía proporciona el uso del equipo, maquinaria, derechos e instalaciones propiedad de o controlados por la Compañía que se encuentren dentro o en las inmediaciones del Proyecto Pericones (los “Activos Mineros”).

5.2.     El Contratista reconoce y acuerda, por su cuenta y por cuenta de las Personas Relacionadas, que los Activos Mineros:

(a)
son y permanecerán propiedad de la Compañía durante y a la terminación del presente Contrato; para propósitos solamente del presente Contrato, el Contratista se le considerará como arrendatario de dichos Activos Mineros y el acreedor de los derechos de uso y disfrute de dichos bienes, conforme a lo previsto en el presente Contrato,

(b)
serán destinados exclusivamente para la prestación de los Servicios; el Contratista es responsable para con la Compañía por cualquier uso de los Activos Mineros distinto a lo establecido en el presente Contrato.

5.3.     El Contratista será, durante el Término del Contrato y hasta una vez que la Compañía acepte la entrega total de los Activos Mineros, responsable exclusivo para con la Compañía por el mantenimiento, resguardo y vigilancia apropiados de los Activos Mineros; el Contratista deberá indirecta o directamente realizar de una manera oportuna y apropiada todas las reparaciones y trabajo de mantenimiento periódico que sean requeridos para mantener a los Activos Mineros en condiciones óptimas de operación. El Contratista está obligado a proveer de personal competente, con licencia y acreditado para operar la maquinaria y equipo minero que forma parte de los Activos Mineros.

5.5.     El Contratista acuerda en mantener a los Activos Mineros libres de todo gravamen, carga o afectación de dominio de toda naturaleza que pudieran resultar o surgir por motivo de cualquier demanda, reclamación o sentencia interpuesta o emitida por o en beneficio del Contratista, las Personas Relacionadas o tercero alguno.

6.	RESPONSABILIDAD LABORAL

6.1.	Las partes reconocen y están de acuerdo que este Contrato:

(a)	es de una naturaleza mercantil,

(b)	no crea una sociedad o asociación de cualquier tipo entre las partes y

(c)	no está sujeto a las prestaciones de la Ley Federal del Trabajo, la Ley del Seguro Social o cualquier otra legislación aplicable a una relación de trabajo.

6.2.      Las partes reconocen y acuerdan que no existe relación laboral alguna entre ellas, o entre los trabajadores o contratistas de una parte con respecto a la otra; por lo tanto, las partes expresamente convienen en que cada parte asumirá individualmente toda responsabilidad u obligación impuesta a ellas por la legislación laboral o fiscal, así como toda obligación impuesta a cada parte con respecto a sus trabajadores y contratistas. Por consiguiente, cada parte conviene en mantener a la otra parte libre y a salvo de cualquier reclamación, demanda, acusación o queja que pudiere presentarse en su contra por los trabajadores o empleados de la otra parte, o por los de sus contratistas, ante cualquier autoridad laboral, administrativa o judicial.

6.3.      Las partes reconocen que el Contratista podrá requerir la contratación de otras personas para asistirlo en la ejecución de los Servicios Mineros y de Prestación de Personal; dichas personas serán contratadas por el Contratista como sus empleados o contratistas independientes. El Contratista reconoce que él es el único y exclusivo responsable del pago de los salarios y/o honorarios profesionales, así como de las retenciones o pagos que por concepto de impuesto sobre la renta, IMSS o INFONAVIT sean aplicables bajo los ordenamientos legales de la materia a las personas contratadas por el Contratista para que lo auxilien en la ejecución de los Servicios.

6.4.        Queda expresamente convenido, que para el caso de que la Compañía llegase a ser demandado laboralmente por personal suministrado por el Contratista por cualquier causa, alegándose que la Compañía es patrón, patrón solidario, patrón substituto del demandante, bien sea en juicios individuales u otro procedimiento contencioso de naturaleza laboral, el Contratista se obliga a sacar en paz y a salvo los derechos de la Compañía de estos procedimientos, apoyándose con abogados especializados en la materia de que se trate y a cubrir sus honorarios, así como lo reclamado en caso de ser necesario. Todo lo expuesto en esta cláusula se hace extensivo respecto de cualquier otra responsabilidad legal frente al I.M.S.S., INFONAVIT, con cargo a el Contratista y derivado de su relación laboral con el personal que se le haya proporcionado a la Compañía.

6.5.      La Compañía se obliga a no entregar a los empleados de el Contratista asignados a la prestación del servicio, ningún tipo de documentación que pueda implicar la existencia de una relación laboral entre los empleados de el Contratista Y la Compañía mencionando de manera enunciativa mas no limitativa: manuales personalizados, cartas de bienvenida, avisos de aumento o disminución de salarios, reconocimientos, prestaciones, vales o cualquier tipo de gratificación o pago ya sea en especie o en dinero. Ya que el Contratista no será responsable de la relación laboral que se establezca entre sus empleados y la Compañía debido a la entrega de dicha documentación, el Contratista en todo momento podrá asesorar a la Compañía respecto de los documentos que se pueden entregar o bien la forma adecuada de entregar os mismos.

7.	SEGURO

7.1.    El Contratista estará registrado como patrón en el Instituto Mexicano del Seguro Social (IMSS), y pagará todo y cualquiera suma que requerida como contribución al IMSS bajo la Ley del IMSS y al Instituto Nacional del Fondo de la Vivienda para los Trabajadores (INFONAVIT).

(

8.	TERMINACIÓN

8.1.     El presente contrato terminará de manera anticipada sin necesidad de declaración judicial al momento de producirse cualquiera de los siguientes eventos:

(a)	mediante aviso por cualquiera de las partes con 30 días de anticipación, conforme a lo pactado en este contrato,

(b)
el hecho de que el Contratista omita cubrir oportunamente el pago de las cuotas obrero-patronales del Seguro Social, Infonavit, Afore; o los impuestos aplicables respecto del personal del Contratista suministrado a la Compañía salvo por causa imputable a la Compañía,

(c)	en el caso de que la Compañía no cubra oportunamente los pagos de las facturas por concepto de la prestación de los Servicio dentro de los términos pactados.

8.2.     Dada cualquier causal de terminación prevista en la cláusula anterior, el Contratista se obliga a retirar del Proyecto Pericones a todas y cada una de las personas que hubiere suministrado a la Compañía y éste se obliga a liquidar todos los adeudos pendientes a dicha fecha.

8.3.     Las partes convienen en que el presente contrato no confiere derechos de exclusividad, por lo que tanto la Compañía como el Contratista se reservan el derecho de celebrar en cualquier momento y con cualquier persona contratos similares al presente.

8.4.     La Compañía se reserva el derecho de suspender o terminar este Contrato, o cualquier parte de este, en cualquier momento y por cualquier razón que considere prudente, incluyendo para su conveniencia. Tal suspensión o terminación se hará mediante notificación por escrito y podrá incluir todo o cualquiera parte especifica del presente Contrato.

8.5.     Al recibir dicha notificación, el Contratista deberá, al menos que el aviso lo requiera de otra manera:

(a)	inmediatamente suspender los Servicios en la fecha y en la magnitud especificada en el aviso,

(b)	no solicitar ninguna orden adicional o Subcontrato por materiales, servicios o instalaciones con respecto a los Servicios suspendidos, en forma distinta a la indicada en la notificación,

(c)	rápidamente hacer todo esfuerzo razonable para obtener la suspensión, en términos satisfactorios para la Compañía, de todos las órdenes y Subcontratos en la forma requerida en la notificación,

(d)	realizar sus mejores esfuerzos para utilizar su planta, personal y equipo en forma que minimice los costos asociados con dicha suspensión,

(e)
al menos que se especifique de otra forma en la notificación, el Contratista continuará protegiendo y manteniendo los Servicio prestados, incluyendo las porciones en las que los mismos hayan sido suspendidos.

8.6.     Como compensación total para la suspensión, se le reembolsará al Contratista los costos siguientes, razonablemente incurridos, sin duplicación de ninguna partida, en la forma en que dichos costos resulten de tal suspensión de los Servicios:

(a)
un cargo por la espera del Contratista durante el periodo de suspensión, el cual deberá ser suficiente para compensar al Contratista por mantener, al grado requerido en la notificación de suspensión de la Compañía, su organización y equipo comprometido en el Proyecto durante dicha espera,

(b)	todo gasto razonable asociado con la desmovilización y remobilización de la planta del Contratista, personal y equipo al grado requerido en la notificación.

8.7.     Al recibir la notificación para reiniciar los Servicios, el Contratista deberá reiniciar los Servicios suspendidos al grado requerido en la notificación.. Si, como resultado de alguna suspensión de los Servicios, los costos del Contratista para ejecutar los Servicios subsiguientes aumentaron substancialmente o disminuyeron, la Compañía hará un ajuste justo en su pago por cualquier porción restante de los Servicios. Además, el periodo para el cumplimiento del Contrato estará sujeto a su extensión conforme al periodo de la suspensión, más un periodo adicional razonable para el remobilización. El Contrato deberá respectivamente ser modificado mediante Convenio de Modificación de Contrato siempre y cuando todo requerimiento por parte del Contratista solicitando un ajuste en los términos establecidos deberá solicitarse dentro de los treinta (30) días naturales posteriores al recibimiento de la notificación para reiniciar los Servicios.

8.8.     Si este Contrato, o una parte especificada del mismo, es terminado por conveniencia de la Compañía, la Compañía pagará al Contratista por los Servicios realizados con anterioridad a la fecha de terminación.

8.9.     Si el Contratista declarara la quiebra o insolvencia, o si la Compañía tuviera causas razonables creer que el Contratista se encuentra en estado de quiebra o insolvencia o incapaz para pagar sus deudas al convertirse éstas exigibles, la Compañía podrá terminar por causa la ejecución total o parcial de los Servicios y/o otros derechos adicionales contemplados en el presente Contrato, a opción de la Compañía.

8.10.    Si el Contratista no inicia los Servicios dentro del tiempo acordado y no prosigue continuamente con personal debidamente experimentado y capacitado y equipo suficiente que asegure la ejecución de dichos Servicios dentro del término acordado, o incumple en la ejecución de dichos Servicios en la forma especificada en este Contrato o de una manera adecuada, o incumple con cualquier obligación pactada en el presente instrumento, la Compañía podrá elegir entre notificar por escrito al Contratista de dicho incumplimiento, especificando las particularidades del mismo, y las medidas para subsanarlo.

8.11.    Si el Contratista, dentro de un periodo de 72 horas después de la entrega de tal notificación, no procede conforme a los términos indicados en la misma, la Compañía podrá terminar el derecho del Contratista para continuar con los Servicios y podrá concluirlo con sus propios recursos, contratar a otras personas para su ejecución, o podrá utilizar cualquier otra medida que en opinión de la Compañía sea necesaria para la ejecución de los Servicios, incluyendo el uso del equipo, planta y otra propiedad del Contratista ubicados en el Sitio. Al designar a otro contratista para la ejecución de los Servicios, la Compañía será guiada por el mismo criterio de selección utilizado por la Compañía al otorgar al Contratista el contrato original, y no necesariamente por la oferta más baja.

8.12.    En caso de la terminación por causa justificada:

(a)
la Compañía podrá deducir de todo pago adeudado al Contratista cantidades para solventar cualquier daño o perjuicio que surjan o que sea causado por el incumplimiento de las obligaciones o las manifestaciones del Contratista en este Contrato, o de cualquier otro incumplimiento del Contratista,

(b)
si el costo para la conclusión de los Servicios, incluyendo servicios administrativos y de supervisión adicionales, así como los daños o costos adicionales sufridos por la Compañía exceden el balance adeudado al Contratista, dicho Contratista deberá inmediatamente pagar la diferencia a la Compañía,

(c)
el Contratista no tendrá derecho a recibir ninguna compensación adicional hasta que los Servicios sean concluidos y en dicho pago serán excluidos todos los reclamos y el Contratista no tendrá derecho a ninguna demanda por daños o perjuicios, incluyendo por pérdida de ingresos proyectados con motivo de dicha terminación,

(d)	no se realizará pago total al Contratista, hasta que el Contratista haya presentado:

	(i)	cuenta final apoyado en recibos; y

(ii)
un Acuerdo de Liberación de Obligaciones y No Reserva de Derechos o cualquier otra evidencia satisfactoria para la Compañía que compruebe que el Contratista ha hecho pago total a trabajadores, provisiones, equipo, servicios, Subcontratistas, impuestos aplicables, y todo otro costo o cuenta que se adeude conforme al presente Contrato.

8.13.     Una vez acontecida la terminación del presente Contrato para causa justificada se acuerda por las partes que:

(a)
las obligaciones del Contratista continuarán con respecto a los Servicios prestados y los materiales provistos, y con respecto a las obligaciones que de buena fe hayan sido asumidas por el Contratista con anterioridad a la fecha de terminación,

(b)
que el Contratista será acreedor a la compensación por Servicios ejecutados, incluyendo materiales por los que hayan realizado acuerdos firmes, entendiéndose que la Compañía será propietaria de dichos materiales.

8.14.     Las disposiciones de terminación de Contrato establecidas en esta Sección serán concurrentes, adicionales, sin perjuicio y no substituibles por ningún otro derecho o recurso legal que la Compañía posea para ejecutar el Contrato, así como cualquier recurso que ésta tenga en relación con el incumplimiento a las obligaciones del Contratista.

9.	DISPOSICIONES GENERALES

9.1.     Confidencialidad. Las partes acuerdan en mantener confidencial los términos y condiciones estipulados en el presente Contrato. El Contratista se obliga en lo personal y en nombre de las Personas Relacionadas, bajo su más estricta responsabilidad, a mantener confidencial y a no diseminar, permitir la diseminación o usar para su propio beneficio o beneficio de las Personas Relacionadas o para propósitos comerciales, toda o parte de la información que pudiera obtener o a la que pudiera tener acceso durante o como resultado de la ejecución de los Servicios. La obligación pactada por el Contratista en la presente cláusula será exigible durante la vigencia del presente Contrato y terminará a la conclusión de un término de 5 años que empezará a correr a partir de la fecha de terminación de la relación contractual.

9.2.     Materiales. El Contratista acuerda en lo personal y en nombre de las Personas Relacionadas que todo material obtenido o preparado por él durante la prestación de los Servicios, así como toda información confidencial que obtenga o a la que tenga acceso como resultado de lo anterior, es y permanecerá propiedad exclusiva de la Compañía. El Contratista se obliga en lo personal y en nombre de las Personas Relacionadas a entregar a la Compañía, sin necesidad de requerimiento por parte de ésta, a su propio gasto y dentro de un término de 10 días naturales a contarse a partir de la terminación de la relación contractual, todo material en su posesión que haya sido obtenido o preparado por él durante la prestación de los Servicios, así como toda información confidencial en su posesión que haya obtenido o a la que tuvo acceso durante dicho término.

9.3.     Derecho Aplicable. Las partes acuerdan que el presente Contrato deberá ser interpretado y regulado por las disposiciones aplicables del Código de Comercio y el Código Civil del Estado de Sinaloa. Las partes se someten a la competencia de los tribunales estatales y federales con cede y competencia en la Ciudad de Chihuahua, Estado de Chihuahua, para el caso de conflicto o interpretación del presente Contrato o de lo no expresamente estipulado en el mismo, renunciando a la jurisdicción de cualquier otro juzgado, tribunal o corte a la que pudieran tener derecho en virtud de sus domicilios actuales o futuros.

9.4.     Notificaciones a las Partes. Todos los avisos o notificaciones que deban darse entre las partes como resultado de la aplicación del presente Contrato, incluyendo cualquier emplazamiento o notificación requerida dentro de un procedimiento judicial, deberán darse por escrito entregado personalmente o enviado por cualquier medio que asegure la recepción o notificación en forma fehaciente, en ambos casos con acuse de recibo, y serán debidamente dirigidos a la parte que corresponda a su último domicilio manifestado para efectos de este Contrato, el cual hasta que no exista comunicación en contrario deberá entenderse que es el señalado por las partes en el proemio del presente Contrato.

9.5.     Idiomas. Las partes firman, ratifican y aprueban el presente Contrato en los idiomas Español e Inglés. Las partes acuerdan que en caso de discrepancia entre las dos versiones, las versión en Español prevalecerá. Las partes manifiestan que han leído y entendido (a través de sus respectivos traductores en Español) el alcance y fuerza legal de las versiones en Español e Inglés del presente Contrato. La versión en Inglés se anexa al presente instrumento como anexo B el cual forma parte íntegra del mismo para todos los efectos legales que haya lugar.

9.6.     Acuerdo total entre las partes. El presente contrato, Anexo A (“Servicios Mineros”) y Anexo B (“Versión en Inglés”) que forman parte del mismo y los documentos que se notifiquen las partes en su conformidad, contienen el acuerdo total de las partes respecto a su objeto, por lo que el mismo cancela y deja sin efecto cualquier otro acuerdo, convenio o carta de intención que hubieren celebrado con anterioridad al mismo, respecto del mismo objeto.

Leído que fue el presente Contrato a las Partes que en él intervinieron y enterados de su alcance y fuerza legal, lo firmaron para constancia en el lugar y fecha anotados anteriormente.

LA “COMPAÑÍA”

MINERA PERICONES, S.A. DE C.V.

/s/ Gordon Cummings
GORDON CUMMINGS
PRESIDENTE

EL “CONTRATISTA”

KIMBER RESOURCES DE MEXICO, S.A. DE C.V.

/s/ Petrus Hermanus Mare
PETRUS HERMANUS MARE
GERENTE OPERATIVO

ANEXO A

“SERVICIOS MINEROS Y PRESTACION DE PERSONAL”

1.
SERVICIOS MINEROS: Descritos como perforación, uso y manejo de explosivos, transportación de mineral a áreas designadas; colocación de ductos, operación de “scoop trams”, camionetas, camiones de volteo y equipo similar o relacionado; y todas las actividades relacionadas con lo anterior

2.
SERVICIOS DE MOLIENDA: Descritos como la trituración, pulverización, y molienda; selección, recolección y almacenamiento de concentrado de flotación y gravedad, muestreo, ensaye y reporte, manejo y aplicación de productos químicos, manejo y movimiento de jales, almacenamiento y manejo de tonelaje de mineral molido, operación de todo equipo y maquinaria de molienda, y todas las actividades relacionadas.

3.
SERVICIOS DE MANTENIMIENTO: Descritos como los servicios de reparación y mantenimiento de todo el equipo del Campamento, maquinaria minera e instalaciones, y todas las actividades relacionadas con lo anterior.

4.	SERVICIOS GEOLÓGICOS: Descritos como el muestreo, ensaye, mapeo, planeación, coordinación con ingeniería, servicios de minado y molienda, y todas las actividades relacionadas con lo anterior;

5.
SERVICIOS DE INGENIERIA: Descritos como la medición, mapeo, coordinación con servicios geológicos, planeación y desarrollo de planes de mina, planeación y monitoreo de equipo minero, monitoreo de medidas de seguridad en las actividades mineras, y todas las actividades relacionadas con lo anterior;

6.
SERVICIOS DE TRANSPORTACIÓN / SERVICIOS DE VOLTEO: Descritos como la transportación de mineral, transportación de concentrados, transportación de agua y provisiones, movimiento de equipo, movimiento de personal y todas las actividades relacionadas con lo anterior;

7.
SERVICIOS DE PRESTACION Y ADMINISTRACION DE PERSONAL: Descritos como la provisión de personal calificado y suficiente, el reporte, mantenimiento de registros, realización de pagos y mantenimiento de cuentas, servicios secretariales, mantenimiento de oficinas, y todas las actividades relacionadas con lo anterior.

ANEXO B
“VERSION EN INGLES”

MINING SERVICES AGREEMENT

THIS AGREEMENT dated as of the 1st day of January, 2009.

AMONG:

MINERA PERICONES, S.A. DE C.V. herein represented by Mr. GORDON CUMMINGS, acting in his capacity as president of the board of directors holding General Powers of Attorney for Legal Representation and Collections, Acts of Administration and Domain having its main corporate office at Calle La Salle 3230, Fracc. Lomas La Salle, Chihuahua, Chih, Mexico 31214 (hereinafter referred to as the “Company”),

OF THE FIRST PART,

AND

KIMBER RESOURCES DE MEXICO, S.A. DE C.V., herein represented by Mr. PETRUS HERMANUS MARE, acting in his capacity as operating manager holding general powers of attorney for acts of administration, having an office at Calle La Salle 3230, Fracc. Lomas La Salle,Chihuahua, Chih,Mexico 31214(hereinafter referred to as the “Contractor”);

OF THE SECOND PART.

WHEREAS:

A)
The Company is a limited liability partnership (S. de R.L. de C.V.) validly subsisting and duly incorporated pursuant to the laws of the United Mexican States, having its business and affairs the exploration and exploitation of minerals within the territory of Mexico,

B)
The Company is the legal and beneficial recorded owner of all of the mining concessions comprised in the Pericones project, located in the Municipality of Tejupilco, States of Mexico (the “Pericones Project),

C)
The Contractor is a limited liability company (S. A. de C.V.) validly subsisting and duly incorporated pursuant to the laws of the United Mexican States, having its business and affairs the provision of mining services to any person within the territory of Mexico, and it has personnel duly qualified, competent and accredited to carry out and provide to the Company the Services described in Schedule A hereto,

D)
the Company desires to engage the Contractor to perform the Services in or related to the Pericones Project, and the Contractor desires to render the Services to the Company in consideration of the Compensation, subject to the terms and conditions herein set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual warranties and representations herein contained, the parties agree as follows:

1.	ENGAGING OF CONRACTOR.

1.1.     The Company hereby engages the Contractor to render the Services set out in Schedule A hereto (the “Mining and Personnel Services” or the “Services”). The Contractor hereby agrees to perform the Services for the Company in a professional, competent and efficient manner and in accordance with the terms and conditions set out in Schedule A hereto and as required from time to time by the Company.

1.2.     This Agreement shall be in force for a period of Five (5) years from the date of signing hereof (the “Term of the Agreement”), provided that the Agreement may be terminated by either party upon 30 days written notice to the other party. The Term of the Agreement may be extended at the sole discretion of the Company on written notice to the Contractor.

2.	SERVICES.

2.1.     The Contractor shall furnish Services described in Schedule A herein including, but nor limited to, all labour, supervision, materials, supplies, services, and incidentals necessary (except where specifically to be provided by the Company) to carry out the Services hereunder.

2.2.     Contractor’s responsibilities shall include, but not be limited to:

(a)	transportation of personnel, material, and equipment to and within the Pericones Project or to and within any other area specifically designated by the Company from time to time (the “Site”);

(b)	prompt uploading, handling and storage of all material and equipment to be used by the Contractor;

(c)	the due care, maintenance and efficient operation of the Mining Assets (as defined here-below),

(d)	clean-up and minimization of its debris and surplus material;

(e)
the providing of experienced and efficient personnel for the execution and supervision of the Services and shall, during the execution of the Services, maintain at the Site a competent full time Representative and any necessary assistants.

2.3.     All personnel engaged by the Contractor or its Subcontractor(s) shall have sufficient skill and experience to properly perform the tasks assigned to them. Personnel engaged in special tasks or skilled tasks will have appropriate qualifications, permits or licenses, experience with such tasks and the operation of equipment required to perform all such tasks properly and satisfactorily to completion. The Contractor shall promptly terminate or cause to be terminated any person employed by the Contractor or by any subcontractor who does not perform its tasks in a proper and skilled manner, or who is intemperate or disorderly. Additionally, any such person shall, at written request of the Company, be removed forthwith by the Contractor or Subcontractor employing such person and will not be employed again in any portion of the Services, without the prior written approval of the Company. Should the Contractor fail to furnish suitable and sufficient personnel for proper execution of the Services, or fail to remove such person or persons as required above, the Company may suspend the Services by written notice until such orders are complied with.

2.4.     The Company, without invalidating this Agreement, may make changes by altering, adding to, or deducting from the responsibilities set out as Services, the contract sum being adjusted accordingly. All such revised, added or deducted responsibilities shall be executed under the conditions of the Agreement except that any claim for extension or reduction of time caused thereby shall be adjusted at the time of ordering such change. No change shall be made unless authorized in writing by the Company. The Contractor shall not claim for loss of profits or anticipated profits or damages at any time due to any decision to reduce or delete any part of the Services, provided that the Contractor will be compensated for any materials brought to the Site and the Services partially completed prior to the order requesting the deletion or reduction.

The value of any change shall be determined by the parties upon mutual agreement negotiated in good faith.

2.5.     The Contractor shall clean up the work performed as part of the Services as it progresses and ensure that the premises are at all times kept free from the accumulation of waste material and rubbish resulting from the Contractor’s Activities, removing debris from the Site from day to day, and when the Services are finished shall similarly remove all tools, equipment, machinery, fuel drums and hazardous substances, and machinery which are his property or the property of any Subcontractor and all rubbish and waste materials, and shall leave the Site in a clean and safe condition, free and clear of all obstructions and hindrances. Should the Contractor refuse or neglect to comply with the provisions of this paragraph, the Company shall have the right to do the cleaning and charge the Contractor with the costs thereof.

2.6.     The Contractor hereby assumes, except as may be expressly set out in this Contract, entire responsibility and liability for any and all damage, loss or injury of any kind or nature whatsoever to person or property arising out of or connected in any manner with the execution or purported execution of the Services. Without limitation, the Contractor agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and related corporations (collectively the “Indemnified Parties”) from and against any claims, demands, judgments, liabilities, expenses, damages, fines, charges, costs (including legal costs) and losses (collectively “Losses”) of every and any kind whatsoever, whether direct or indirect and whether to person or property (including the Services contemplated herein) or otherwise, which at any time or from time to time are directly or indirectly incurred or suffered by any of the Indemnified Parties in connection with, as a result of or arising out of:

(a)
any act or omission on the part of the Contractor, any Subcontractor (as hereinafter defined) or any director, officer, agent, employee of the Contractor or any Subcontractor (collectively the “Contractor’s Activities”);

(b)	any misrepresentation or untrue warranty of the Contractor;

(c)	any breach, default or non-performance of any covenant to be performed by the Contractor under this Contract; or,

(d)
without limiting sub-clause (a) above and except for any manners which are expressly stated to be the responsibility of the Company, the performance by or on behalf of the Company of any obligations imposed by applicable Mexican laws (the “Laws”) relating to the environment (including reclamation or closure) or the taking of any steps by or on behalf of the Company to protect against or remediate (including reclamation) any harm, damage, degradation or adverse effect on the environment which directly or indirectly results from the performance of the Services by the Contractor.

2.7.     Environmental Matters. - The Contractor covenants, represents and warrants to the Company that:

(a)	the Contractor will review, be familiar with and verify the existence of all permits which are held by or which are necessary for the Contractor to perform its obligations pursuant to this Contract;

(b)	the Contractor will identify and obtain and maintain any other permits which may be required pursuant to environmental Laws in connection with the performance of this Agreement;

(c)
the Contractor is familiar with all applicable Laws relating to the environment and that the Contractor’s Activities will be conducted in compliance with all environmental Laws and permits and so as not to give rise to any breach or non-compliance thereof by the Company or any of its directors, officers, employees, agents, representatives or related corporations;

(d)
all employees of the Contractor and its Subcontractors have been properly trained with respect to environmental concerns directly or indirectly associated with the Contractor’s Activities and methods and systems for preventing any harm, damage, degradation or adverse effect on the environment;

(e)
the Contractor will exercise due care in preventing environmental harm and without limitation, the Contractor shall implement such systems and procedures and provide all such equipment and facilities necessary so as to prevent accidental occurrences which may result in environmental harm; and,

(f)
the Contractor shall be fully responsible for all acts and omissions of any subcontractors and other employees, agents and representatives, and the Contractor shall ensure that any subcontractor shall comply with the provisions of this Clause 2.7 and any other provisions of this Agreement which directly or indirectly relate to environmental matters as if such subcontractor was the Contractor hereunder.

No provision of this clause shall limit the generality of any other provision mandated by Law or any other provision of this Agreement.

2.8.     All Services shall be performed in a professional, competent, and efficient manner. Inspection of all the Services will be carried out by the Company while such Services are in progress. Notwithstanding such inspection, the Contractor will be held responsible for the completion of the Services in accordance with the terms and conditions of the Contract. The Company and its representatives will, at all times, have access to the Services whenever it is in preparation or progress. The Company will perform said inspection in such manner as not to delay the Services unnecessarily.

2.9.     The Company may retain the final payment or a partial amount thereof as the Company in its sole discretion determines to be reasonable to assure full compliance by Contractor with the Contract.

2.10.    Monthly, Periodically, or at any time as the Company may determine, the Company will carry out an inspection of the Services. The Services performed hereunder may be accepted as whole or in separately defined parts. If all of the Services have been completed to the satisfaction of the Company, the Company will provide written notice to the Contractor stating “all Services under the Contract are accepted,” and the notice will be marked “FINAL ACCEPTANCE”. At the Delivery of this “Final Acceptance Notice”, the Company shall complete and make final payment, including any Bonus payment.

2.11.    In the event the notice includes only a part of the Services, the notice will contain a list of items that must be completed in order to reach Final Acceptance. In the event that the Contractor disagrees with the items listed, the Contractor may reserve his rights as defined in this document. The Contractor’s liability after Final Acceptance will be limited to the guarantees, warranties and conditions made a part of the Contract.

3.	PERSONNEL SERVICES.

3.1     The Contractor agrees to provide staff management and recruitment services. The Contractor may furnish such services by directly hiring staff or, by the use of any of its affiliated or subsidiary companies, as considered suitable; the Contractor undertakes full and sole responsibility to the Company for the affiliated or subsidiaries’ compliance with obligations and labor requirements issues agreed upon under this Agreement.

3.2     Personnel services to be provided by the Contractor hereunder consists in payroll management and it shall include the following :

(a)	The Contractor shall provide personnel management as requested by the Company, including the recruitment and selection thereof, as per proposed Company’s profile,

(b)
The Contractor shall hire all personnel with the minimum benefits required by law, as well as with all due social security programs registrations (IMSS/INFONAVIT) (Mexican Social Security Institute/National Workers’ Dwelling Funding).

3.3     The Company shall define the profile of the staff to be requested each time to the Contractor; in the event the Company deems that the personnel provided by the Contractor does not meet the Company´s criteria, the Contractor agrees to provide a suitable replacement to fill that position at no additional cost to the Company.

3.4     In the event the Company requests personnel with special qualifications and the Contractor is unable to comply with that request, the Contractor agrees to hire from outside source the personnel the Company requests, and it shall be considered the Contractor´s staff in accordance with the provisions herein.

3.5     The Contractor shall bear all responsibility for payment of taxes from employment or employment benefits.

4.	COMPENSATION.

4.1.     In consideration of provision of the Services, the Company shall pay Contractor 6% of gross invoiced amount for operating and administrative expenses incurred by Contractor in provision of Services (“Compensation”). .

4.2.     Contractor´s compensation shall be paid at Contractor´s domicile no later than 30 days from delivery of invoice (upon review of same by the Company), containing all fiscal requirements as provided by applicable law.

4.3.     If Contractor´s invoice is delivered prior to having paid payroll, any adjustment will be made on subsequent invoice.

4.4.     Any changes to Contractor´s invoicing must be requested by the Company on 30 days notice.

5.	MINING ASSETS

5.1.     For the strict provision of the Services by the Contractor and/or its Subcontractors, employees or independent contractors (the “Related Persons”) as provided hereunder, the Company shall furnish all of its assets or mining rights owned by the Company in the Pericones Project (the “Mining Assets”).

5.2.     It is acknowledged and agreed by the Contractor, in its behalf and on behalf of the Related Persons that the Mining Assets:

(a)
shall remain the property of the Company during and on termination of this Agreement; for purposes hereof, the Contractor shall be deemed as a lessee of such Mining Assets and the holder of the rights of use and enjoyment thereof as provided hereunder,

(b)	shall be dedicated exclusively for the provision of the Services; the Contractor being responsible and liable to the Company for any use of the Mining Assets other that as provided in this Agreement.

5.3.  The Contractor shall, during the Term of the Agreement and until such time as the Company accepts full delivery of the Mining Assets, be fully responsible and liable to the Company for the proper up keeping, maintenance and safeguarding of the Mining Assets; the Contractor shall directly or indirectly conduct in a timely and workmanlike manner, all repairs and period maintenance work as required to maintain the Mining Assets in optimal operating condition. The Contractor shall endeavour to provide competent, licensed and accredited personnel to operate the mining machinery and equipment comprised in the Mining Assets.

5.4.

5.5.     The Contractor agrees to maintain the Mining Assets free and clear of all charges, encumbrance or limitation of ownership rights of any kind whatsoever that may result or arise out of any claims, demands or judgments filed by or issued to the benefit of the Contractor, the Related Persons or any third party.

6.	LABOR RELATIONS

6.1.     The parties hereto acknowledge and agree that this Agreement:

(a)	is of a mercantile nature;

(b)	does not create a partnership or association of any kind between the parties; and,

(c)	is not subject to the provisions of the Federal Labour Act of Mexico, the Social Security Act or any other legislation applicable to a labour relationship.

6.2.     The parties hereby acknowledge and agree that there is no labour relationship between or among themselves or between or among the employees or contractors of one of the parties in respect to the other party; therefore, the parties expressly agree that each party shall individually bear all obligations or responsibilities imposed to each of them under applicable labour and tax legislation, or imposed to each party in respect to such party’s employees or contractors. Further, the parties agree to indemnify and hold each other harmless from, against and in respect to, any suit, demand or complaint claimed or filed before any labour, administrative or judicial authority by one of the party’s employees or contractors against the other party.

6.3.     The parties acknowledge that the Contractor and its Subcontractors will be required to retain or engage the services of personnel in order to assist it in the performance of the Services; such persons to be engaged by the Contractor as its employees or independent contractors. The Contractor agrees that it is solely and exclusively responsible for payment of salaries and/or professional fees, income tax, IMSS and INFONAVIT withholdings or payments applicable under the laws of Mexico in respect to any person engaged by the Contractor in the performance of the Services.

6.4.     The parties hereby agree that if for any reason a labour claim against the Company is filed by any of Contractor´s employees, arguing that the Company is the employer, joint employer or substitute employer of the plaintiff, either in a personal suit or under any other contentious labor proceedings, the Contractor agrees to save the Company harmless from and against such legal claim, including payment of attorney´s fees and any judgments that may be awarded against the Company. The provisions herein are in addition to any other legal responsibility of the Contractor arising out of the Mexican Social Security Act and the National Housing Fund Act in respect to the personnel provided to the Company.

6.5.     The Company shall not deliver to any employee of the Contractor any literature which may presume a labour relationship between the Company and such Contractor´s employee, including, but not limited to: personalized manuals, welcome letters, letters indicating increases or reduction of salaries, acknowledgments, benefits or any other form of gratification or payment to employee, in cash or in kind. The Contractor shall not be responsible for any labour relationship that may be created by the Company delivering such literature to an employee.

7.	INSURANCE.

7.1     The Contractor, or any proper sub-contractors, shall be registered as an employer with the National Social Security Institute of Mexico (IMSS), and it shall pay all and any sums which he may be required to contribute to IMSS under the IMSS Act and to the National Housing Institute of Mexico (INFONAVIT).

8.	TERMINATION

8.1.     The Company reserves the right to suspend or terminate this Contract, or any part thereof, at any time and for any reason it deems fit, including for its convenience. Such suspension or termination will be made in writing and may include the whole or any specified part of the Contract.

8.2.     Upon receipt of any such notice, the Contractor will, unless the notice requires otherwise:

(a)	Immediately discontinue the Services on the date and to the extent specified in the notice.

(b)	Place no further orders or Subcontracts for material, services, or facilities with respect to the suspended Services other than to the extent required in the notice.

(c)	Promptly make every reasonable effort to obtain suspension upon terms satisfactory to the Company of all orders and Subcontracts to the extent required in the notice.

(d)	Use its best efforts to utilize its plant, labour and equipment in such a manner as to minimize costs associated with suspension.

(e)	Unless otherwise specifically stated in the notice, the Contractor will continue to protect and maintain the Services, including those portions on which the Services has been suspended.

8.3.     As full compensation for suspension, the Contractor will be reimbursed for the following costs, reasonably incurred, without duplication of any item, to the extent that such costs result from such suspension of the Services:

(a)
A standby charge to be paid to the Contractor during the period of suspension, which standby charge will be sufficient to compensate the Contractor for keeping, to the extent required in the Company’s notice of suspension, its organization and equipment committed to the Project in a standby status.

(b)	All reasonable costs associated with the demobilization and remobilization of Contractor’s plant, forces and equipment to the extent required in the notice.

8.4.     Upon receipt of notice to resume suspended Services, the Contractor will immediately resume the suspended Services to the extent required in the notice. If, as a result of any such suspension of the Services, the cost to the Contractor of subsequently performing the Services is substantially increased or decreased, the Company will make an equitable adjustment in its payment for any remaining portion of the Services. Further, the time of performance of the Contract will be subject to extension as necessitated by the suspension, plus a reasonable additional period for remobilization. The Contract will, accordingly, be amended by a Contract Change Agreement, provided, however, that any claim by the Contractor for an adjustment hereunder must be asserted within thirty (30) calendar days after receipt of written notice to resume the Services.

8.5.     If this Contract, or a specified part thereof, is terminated for the convenience of the Company, the Company shall pay the Contractor for Services performed before the effective date of termination.

8.6.     If the Contractor shall become bankrupt or insolvent, or if the Company has reasonable grounds to believe that the Contractor is bankrupt or insolvent or unable to pay its debts as they become due, the Company may terminate all or part of the Contractor’s performance and/or further rights hereunder for cause, as the Company may elect.

8.7.     If the Contractor fails to commence the Services within the time specified and prosecute it continuously with sufficient properly skilled personnel and equipment to ensure its completion within the specified time, or fails to perform the Services in the manner required by this Contract, or fails to carry on the Services in an acceptable manner, or defaults in any of the obligations herein, the Company may elect to give notice in writing of such default, specifying the same and the corrective steps to be taken.

8.8.     If the Contractor, within a period of 72 hours after delivery of such notice, shall fail to proceed in accordance therewith, the Company may terminate the Contractor’s right to continue with the Services and may complete it with its own forces, contract with others for its completion, or use such other measures as in the Company’s opinion are necessary for completion, including the use of the equipment, plant, and other property of the Contractor on the Site. In selecting another contractor(s) for the purpose of completing the Services, the Company shall be guided by the same selection criteria as utilized by the Company in the original contract award, and not necessarily by the lowest bid(s).

8.9.	In the event of termination for cause:

(a)
The Company shall be entitled to deduct from any and all monies owing to the Contractor hereunder damages for additional expenses caused by or arising out of breach of warranties and guarantees hereunder, or of any other default by Contractor;

(b)
If the expense of finishing the Services plus compensation for additional managerial and administrative services and such other costs and damages with regard to completion of the Services as the Company may suffer exceeds the unpaid balance, the Contractor shall promptly pay the difference to the Company, and,

(c)
The Contractor shall not be entitled to receive any further payment until the Services are completed and any such payments shall exclude all claims and the Contractor shall not be entitled to any claims for special or consequential damages, including loss of anticipated profit due to such termination;

(d)	No settlement payment will be made to the Contractor hereunder, until the Contractor has submitted:

	(i)	final statement supported by vouchers; and,

(ii)
A full Release and Waiver of Claim from or other evidence satisfactory to the Company that the Mining Contractor has paid for all labour, materials, equipment, services, subcontracts, applicable taxes, and other costs and assessments due under the Contract.

8.10.	Upon termination of the Contract for cause it is agreed:

(a)
That the obligation of the Contractor shall continue as to Services already performed and to materials furnished, and, as to bona fide obligations assumed by the Contractor prior to the date of termination;

(b)
That the Contractor shall be entitled to compensation for Services already performed, including material for which it has made firm contracts, it being understood that the Company shall be entitled to that material.

8.11.     The termination provision set forth in this Section shall be concurrent with and in addition to, without prejudice to, and not in lieu of, or in substitution for, any other rights or remedies at law which the Company may have for the enforcement of its rights under the Contract and its remedies for any default of the Contractor under the conditions hereof.

9.	GENERAL PROVISIONS.

9.1.     Confidentiality.  The parties hereby agree to maintain confidential the terms and conditions set out in this Contract. Further, the Contractor hereby agrees on its behalf and/or on behalf of the Related Persons to maintain confidential and to not disseminate, permit the dissemination or to use for its own benefit or for the benefit of the Related Persons or for commercial purpose, all or any portion of the information that it or the Related Persons may obtain or may have access to during or as a result of the performance of the Services. The obligation entered into by the Contractor under this clause 9.1 shall be in force for the duration of this Agreement and it shall terminate at the completion of a term of 5 years commencing from the date of termination of this Contract.

9.2.     Materials. The Contractor hereby agrees on its behalf and on behalf of the Related Persons that all materials obtained or prepared during the performance of the Services, and all confidential information obtained or to which it or the Related Persons have an access to, is and shall remain the exclusive property of the Company. The Contractor hereby agrees to return to the Company, at its own expense and within a term of 10 calendar days commencing on the date of termination of this Contract or on the date of receipt of a written request from the Company, all materials or confidential information in its possession or in possession of the Related Persons that have been obtained or prepared during or as a result of the performance of the Services.

9.3.     Governing Law. The parties hereby covenant and agree that this Contract shall be construed by and regulated under the provisions of the Code of Commerce and the Civil Code of the State of Chihuahua, Mexico. The parties hereby agree that the state and federal tribunals with competent jurisdiction for the City of Chihuahua, State of Chihuahua, United Mexican States, shall have the authority to resolve any suit or claim arising out of or resulting from the application of this Contract. The parties hereby relinquish their right to the jurisdiction of any tribunal or court, of any kind or nature, to which they might have or acquire a right or be subject to by virtue of their current or future domiciles.

9.4.     Notices. Any notice or notification given or required to be given between the parties as a result of the application of this Contract, including any notification required or permitted to be given in any judicial proceedings, shall be given in writing and personally delivered to the other party, or delivered by any means that undoubtedly assures its reception or notification, in both cases with an acknowledgement of receipt thereof, and it shall be directed to the latest domiciles expressed by the parties hereunder, which domiciles are, until further notice is given, is the domiciles set out by the parties on page 1 of this Agreement.

9.5.     Languages. The parties sign, execute and approve this Contract in the English and Spanish languages. The parties agree that in the event of discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge to having read and understood (through their respective appointed Spanish interpreters) the legal effects and validity of the Spanish and English versions of this Agreement. The English version is attached as schedule B hereto and made part hereof for all corresponding legal effects.

9.6.     Whole Agreement. This Agreement, Schedules A (“Contractor Services”), and B (English version) attached hereto and the documents delivered as set forth hereunder, constitute the entire understanding of the parties in respect to the subject matter hereof, and they cancel and supersede any other agreement, contract or letter of intent that they may have executed in respect to the said subject matter.

IN WITTNESS WHEREOF, the parties hereto after having read and understood the legal effects and validity of the premises set forth above have caused this Agreement to be executed on the date and place first-written.

THE “COMPANY”
MINERA PERICONES, S.A. DE C.V.

/s/ Gordon Cummings
Per: GORDON CUMMINGS
Its: PRESIDENT

THE “CONTRACTOR”
KIMBER RESOURCES DE MEXICO, S.A. DE C.V.

/s/ Petrus Herbanus Mare
Per: PETRUS HERMANUS MARE
Its: OPERATIONS MANAGER

SCHEDULE A

“MINING AND PERSONNEL SERVICES”

1.
MINING SERVICES: drilling services, the use and handling of explosives, transportation of ore material to designated areas; piping installation, operations of scoop trams, dump trucks and similar equipment or equipment related thereto.

2.
MILLING SERVICES: crushing and milling of ore material; selection, recollection and storage of flotation and gravimetrical concentrate; sampling, assaying, reporting and handling of explosives products; handling and removal of tailings material; storage and handling of milled material; operations of any kind of milling equipment and machinery.

3.	MAINTENANCE SERVICES: repair and maintenance of all camp equipment and mining and milling equipment and machinery.

4.	GEOLOGICAL SERVICES: sampling, assaying, mapping, planning and coordination with engineering services; mining and milling services related to the above;

5.
ENGINEERING SERVICES: surveying, mapping, coordination with geological services, planning and mine plan execution; planning and monitoring of mining equipment; monitoring of safety guidelines in mining activities and activities related thereto;

6.
TRANSPORTATION SERVICES / DUMP TRUCK SERVICES: transportation of ore material and concentrates; transportation of water and supplies; equipment and personnel movement and all activities related thereto;

7.
PERSONNEL AND ADMINISTRATION SERVICES: provision of qualified personnel, sufficient to carry out the above-referenced activities; the reporting and maintenance of personnel records; personnel account keeping; secretarial services; office management and all activities related thereto.